As filed with the Securities and Exchange Commission on December 30, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LAREDO PETROLEUM HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3007926
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

15 W. Sixth Street, Suite 1800
Tulsa, Oklahoma 74119
(918) 513-4570

(Address of principal executive offices, including zip code)

Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan

(Full title of the plan)

Kenneth E. Dornblaser
Senior Vice President & General Counsel
15 W. Sixth Street, Suite 1800
Tulsa, Oklahoma 74119
(918) 513-4570

(Telephone number, including area code, of agent for service)

Copies to:

Christine B. LaFollette

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

(713) 220-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒
(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01	10,000,000	$19.67	$196,700,000	$22,541.82

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the adjustment provisions of the Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan.

(2)

Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act. The price for the 10,000,000 shares of Common Stock being registered hereby is based on a price of $19.67, which is the average of the high and low trading prices per share of Common Stock of Laredo Petroleum Holdings, Inc. as reported by the New York Stock Exchange on December 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Laredo Petroleum Holdings, Inc. (the “Registrant”) will provide all participants in the Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan (the “Plan”) with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)   The Registrant’s prospectus, dated December 14, 2011, filed pursuant to Rule 424(b) under the Securities Act on December 15, 2011, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-176439).

(b)   The Registrant’s Current Reports on Form 8-K (File No. 001-35380) filed with the Commission on December 16, 2011 and December 22, 2011.

(c)   The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on December 13, 2011, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which in turn incorporates by reference the description in the prospectus, including any subsequently filed amendments and reports updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The validity of the securities has been passed upon by Kenneth E. Dornblaser, the Registrant’s Senior Vice President and General Counsel. As of December 30, 2011, Mr. Dornblaser owned 15,226 shares of the Registrant’s Common Stock, 8,741 of which are subject to forfeiture and vesting requirements.

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Item 6.    Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b), or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.

The Registrant’s amended and restated certificate of incorporation limits the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for the following liabilities that cannot be eliminated under the DGCL:

•                  for any breach of their duty of loyalty to the Registrant or its stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  for an unlawful payment of dividends or an unlawful stock purchase or redemption, as provided under Section 174 of the DGCL; or

•                  for any transaction from which the director derived an improper personal benefit.

Additionally, the Registrant’s amended and restated bylaws provide for indemnification of directors and officers to the fullest extent permitted by Delaware law; provided that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The Registrant’s amended and restated bylaws also explicitly authorize the purchase of insurance to protect any officers, directors, employees or agents or any person who is or was serving at the Registrant’s request as an officer, director, employee or agent of another enterprise for any expense, liability or loss, regardless of whether Delaware law would permit indemnification.

The Registrant has entered into indemnification agreements with each director and officer. The agreements provide that the Registrant will indemnify and hold harmless each indemnitee for certain expenses to the fullest extent permitted or authorized by law, including the DGCL, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if the Registrant and the indemnitee are jointly liable in the proceeding, the Registrant will contribute funds to the indemnitee for his expenses in proportion to relative benefit and fault of the Registrant and indemnitee in the transaction giving rise to the proceeding. The indemnification agreements also provide that the Registrant will indemnify the indemnitee for monetary damages for actions taken as director or officer or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The indemnification agreements also provide that the Registrant must advance payment of certain expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

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Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of Laredo Petroleum Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

3.2

Amended and Restated Bylaws of Laredo Petroleum Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

4.1

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-176439), filed with the Commission on November 14, 2011).

5.1*	Opinion of Kenneth E. Dornblaser as to the legality of the securities being registered.
10.4#

Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Kenneth E. Dornblaser (contained in Exhibit 5.1 filed herewith).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

#Compensatory plan, contract or arrangement.

Item 9.    Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

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(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on December 30, 2011.

LAREDO PETROLEUM HOLDINGS, INC.

By:	/s/ Randy A. Foutch
Randy A. Foutch
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Randy A. Foutch and W. Mark Womble, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8 and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date presented.  This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title	Date

/s/ Randy A. Foutch	Chairman and Chief Executive Officer	December 30, 2011
Randy A. Foutch	(Principal Executive Officer)

/s/ W. Mark Womble	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 30, 2011
W. Mark Womble

/s/ Jerry R. Schuyler	Director, President and Chief Operating Officer	December 30, 2011
Jerry R. Schuyler

	Director	December , 2011
Peter R. Kagan

	Director	December , 2011
James R. Levy

/s/ B.Z. (Bill) Parker	Director	December 30, 2011
B.Z. (Bill) Parker

/s/ Pamela S. Pierce	Director	December 30, 2011
Pamela S. Pierce

/s/ Ambassador Francis Rooney	Director	December 30, 2011
Ambassador Francis Rooney

/s/ Edmund P. Segner, III	Director	December 30, 2011
Edmund P. Segner, III

/s/ Donald D. Wolf	Director	December 28, 2011
Donald D. Wolf

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of Laredo Petroleum Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

3.2

Amended and Restated Bylaws of Laredo Petroleum Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

4.1

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-176439), filed with the Commission on November 14, 2011).

5.1*	Opinion of Kenneth E. Dornblaser as to the legality of the securities being registered.
10.4#

Laredo Petroleum Holdings, Inc. 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-35380), filed with the Commission on December 22, 2011).

23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Ryder Scott Company, L.P.
23.4*	Consent of Kenneth E. Dornblaser (contained in Exhibit 5.1 filed herewith).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.

#Compensatory plan, contract or arrangement.